Exhibit 99.1

             AT&T Wireless Completes Purchase of
            Dobson Communications Preferred Stock


     Oklahoma City, OK and Redmond, WA  --  Dobson
Communications Corporation (Nasdaq: DCEL) today announced that it has completed the previously announced sale of preferred stock to AT&T Wireless (NYSE: AWE).

     Under terms of the agreement announced November 17, 2000, Dobson sold $200 million of Dobson's Series AA preferred stock to AT&T Wireless.

     The Series AA preferred stock issued today is exchangeable for Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A preferred stock, AT&T Wireless will increase its ownership in Dobson, on a fully diluted basis, from the current 4.6 percent to approximately 11.8 percent.

     The Series AA convertible preferred stock has a liquidation preference of $1,000 per share. Dividends on the preferred stock will accrue at 5.96%.

     Prior to the completion of the preferred stock sale, AT&T Wireless owned 4.5 million shares of Dobson's common stock. The two companies are also equal owners in a joint venture that acquired American Cellular Corporation in the first quarter last year. As of September 30, 2000, American Cellular served 514,500 subscribers and covered markets with a total population of 4.9 million.

About Dobson Communications

     Dobson Communications is a leading provider of cellular phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 19 states. For additional information on the Company and its operations, please visit its web site at www.dobson.net.

About AT&T Wireless

     AT&T Wireless (NYSE: AWE) operates one of the largest digital wireless networks in North America. With more than 15 million subscribers, including partnerships and affiliates, and revenue exceeding $10 billion, AT&T Wireless is committed being among the first to deliver the next generation of wireless products and services. Today, AT&T Wireless offers customers high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.


This press release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation
Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include increased levels of competition, shortages of cellular handsets and other key equipment, restrictions on the Company's ability to finance its growth and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange
Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:  J. Warren Henry                    David Caouette
          Dobson Communications Corporation  AT&T
          (405) 529-8821                     (908) 221-6382

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